EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of SpectraLink Corporation:

We consent to the incorporation by reference in Registration Statements File Nos. 333-4650 (Form S-8), 333-30225 (Form S-8), 333-58803 (Form S-8), 333-59666 (Form S-8), 333-89210 (Form S-8) of our report dated January 21, 2003, with respect to the consolidated balance sheet of SpectraLink Corporation, as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of SpectraLink Corporation.

KPMG LLP

Denver, Colorado
March 28, 2003